Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

Exhibit 5.1

September 29, 2023

Soleno Therapeutics, Inc.

203 Redwood Shores Parkway, Suite 500

Redwood City, CA 94065

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Soleno Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 3,450,000 shares of the Company’s common stock (the “Common Stock”), $0.001 par value per share (the “Shares”) pursuant to the Company’s shelf Registration Statements on Form S-3 (File Nos. 333-252108 and 333-274731) filed on January 14, 2021 and declared effective by the Securities and Exchange Commission on February 9, 2021, and filed and automatically effective upon filing on September 27, 2023, respectively (the “Registration Statements”).

The offering and sale of the Shares are being made pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of September 28, 2023, by and between the Company and Guggenheim Securities, LLC, as representative of the several Underwriters named on Schedule I thereto.

We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about September 29, 2023, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation